Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-165870 on Form S-8 of CRH public limited company of our report dated June 29, 2026, relating to the financial statements of CRH Americas 401(k) Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 29, 2026